EXHIBIT (a)(5)(D)

                                                  NOVARTIS INTERNATIONAL AG
[NOVARTIS LOGO]                                   Novartis Global Communications
                                                  CH-4002 Basel
                                                  Switzerland
                                                  http://www.novartis.com



            John Gilardi                          Kurt Leidner
            Novartis Global Media Relations       Sandoz Communications
            +41 61 324 3018 (direct)              +43 1 260 68 9611 (direct)
            +41 79 596 1408 (mobile)              +43 1 260 680 (main)
            john.gilardi@novartis.com             kurt.leidner@sandoz.com


NOVARTIS ANNOUNCES COMPLETION OF HEXAL AG ACQUISITION, INTEGRATES COMPANY WITH SANDOZ

BASEL, SWITZERLAND, JUNE 7, 2005 - Novartis (NYSE: NVS) announced today the completion of its acquisition of the generic pharmaceutical company Hexal AG in Germany on June 6. The acquisition was approved by the European Commission in late May.

Hexal is being integrated into the Sandoz division of Novartis as part of previously announced strategic acquisitions to create the world leader in the generic drug industry.

Following the transactions, which also include the acquisition of Eon Labs, Inc. (NASDAQ: ELABS), Sandoz will have a competitive and broad product portfolio with a strong presence in key markets, offering a portfolio of more than 600 active ingredients in more than 5,000 dosage forms. The combined company will employ more than 20,000 people, and its global headquarters will be located in Holzkirchen, Germany.

Novartis is in the process of seeking US regulatory approval to acquire Eon Labs following a request for additional information from the US Federal Trade Commission. The tender process to acquire the publicly held shares of Eon Labs began on May 23. The tender offer, set at USD 31.00 per share, is scheduled to expire on June 20, 2005, and is subject to completion of the regulatory process and the contemporaneous purchase of a 67.7 percent stake in Eon Labs from its control shareholder.

Sandoz, a Novartis company, is a world leader in generic pharmaceuticals and develops, manufactures and markets these medicines as well as pharmaceutical and biotechnological active ingredients. Decades of experience and know-how make Sandoz a renowned partner in pharmaceuticals, biogenerics and industrial products. Sandoz employs approximately 13,000 people in over 110 countries and reported sales of USD 3.0 billion in 2004.

This document contains "forward-looking statements" within the meaning of the US Private Securities Litigation Reform Act. Forward-looking statements are statements that are not historical facts and are generally identified by the words "expects", "anticipates", "believes", "intends", "estimates", "will", or similar expressions, or by express or implied discussions regarding strategies, plans and expectations (including synergies). These statements include, but are not limited to, financial projections and estimates and their underlying assumptions, statements regarding the benefits of the business transactions described herein, including future financial and operating results. Such statements reflect the current plans, expectations, objectives, intentions or views of management with respect to future events, are based on the current beliefs and expectations of management and are subject to significant risks, uncertainties and assumptions. Management's expectations could be affected by, among other things, competition in general, the general economic environment and other risks such as, but not limited to, those referred to in Novartis AG's Form 20-F on file with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those set forth or implied by the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain governmental approvals for the
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transaction  on the proposed  terms and schedule;  the risk that the  businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; social and political conditions such as war, political unrest and terrorism or
natural  disasters;   and  general  economic   conditions  and  normal  business
uncertainty and competition and its effect on pricing, spending, third-party relationships and revenues. These forward-looking statements speak only as of the date of this press release and no undertaking has been made to update or revise them if there are changes in expectations or if any events, conditions or
circumstances   on  which  any  such   forward   looking   statement  is  based.
Forward-looking statements made in connection with a tender offer are not subject to the "safe harbor" provided for in the Private Securities Litigation Reform Act of 1995.

SECURITYHOLDERS OF EON ARE URGED TO READ THE TENDER OFFER STATEMENT LETTER OF TRANSMITTAL AND OTHER MATERIALS RELATING TO THE TENDER OFFER, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER.. SECURITYHOLDERS CAN OBTAIN A COPY OF THE TENDER OFFER STATEMENT. LETTER OF TRANSMITTAL AND OTHER RELATED MATERIALS FREE OF CHARGE AT THE SEC'S INTERNET SITE (http://www.sec.gov) OR FROM THE INFORMATION AGENT FOR THE TENDER OFFER, GEORGESON SHAREHOLDER COMMUNICATIONS INC., BY CALLING (877) 278-4774 (CALL TOLL-FREE). WE URGE EON SECURITYHOLDERS TO CAREFULLY READ THOSE MATERIALS PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE TENDER OFFER.

ABOUT NOVARTIS
Novartis AG (NYSE: NVS) is a world leader in pharmaceuticals and consumer health. In 2004, the Group's businesses achieved sales of USD 28.2 billion and a pro forma net income of USD 5.6 billion. The Group invested approximately USD
4.2 billion in R&D. Headquartered in Basel, Switzerland, Novartis Group companies employ approximately 81,400 people and operate in over 140 countries around the world. Further information is available at www.novartis.com.

                                      # # #

CONTACTS

JOHN GILARDI
Novartis Global Media Relations
+41 61 324 3018 (direct)
+41 61 324 2200 (main)
john.gilardi@novartis.com
-------------------------

KURT LEIDNER
Sandoz Communications
+43 1 260 68 9611 (direct)
+43 1 260 680 (main)
kurt.leidner@sandoz.com
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